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                                                                     EXHIBIT 5.1

30 January 2004

Weatherford International Ltd.     DIRECT LINE:   441-299-
515 Post Oak Boulevard             E-MAIL:        KLMooney@cdp.bm
Suite 600                          OUR REF:       .KLM/mra/327684/99760corpdocs.
Houston, Texas 77027               YOUR REF:
U.S.A.

Dear Sirs

WEATHERFORD INTERNATIONAL LTD. (THE "COMPANY")

We have acted as special legal counsel in Bermuda to the Company in connection with a registration statement on form S-8 filed with the Securities and Exchange Commission (the "Commission") on [30] January 2004 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the "Securities Act") of an aggregate of 7,185,000 common shares, including 4,185,000 common shares, par value US$1.00 per share (the "Common Shares") held by Weatherford International, Inc. and transferable by it pursuant to the Weatherford International, Inc. Deferred Compensation Plan for Non-Employee Directors dated 13 April 2000, the Weatherford International, Inc. Foreign Executive Deferred Compensation Stock Plan, Amended and Restated effective 9 May 2003 and the Weatherford International Ltd. Restricted Share Plan adopted 9 May 2003 (collectively, the "Plans" which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plans. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Assistant Secretary of the Company on [30] January, 2004, copies of minutes of meetings of the board of directors of the Company held on 8 May 2002 and 9 May 2003 (together, the "Resolutions"), a copy of the Assumption and General Amendment of Directors' Stock Option and Benefit Programs and General Amendment of Employee Stock Option and Benefit Programs of Weatherford International, Inc. between the Company and Weatherford International, Inc. effective 26 June 2002, a copy of a letter to the Company from the Bermuda Monetary Authority dated 15 May 2002 granting permission for the issue and transfer of the Company's shares, subject to the conditions set out therein and such other documents and made such enquires as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) that there is no provision of the law of any

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Weatherford International Ltd. - S-8 opinion
30 January 2004
Page 2

jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (d) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (e) that the Resolutions remain in full force and effect and have not been rescinded or amended, (f) that each of the Plans has been duly adopted by the Company, (g) that, upon the issue of any Common Shares, the Company received consideration equal to at least the par value thereof, (h) that at the time any Common Shares were issued or are transferred, shares of the Company were and will be listed on an "appointed stock exchange" as defined in the Companies Act 1981 of Bermuda.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is addressed to the Company solely for the benefit of the Company and for the purpose of the registration of the Common Shares as described in the Registration Statement and is neither to be transmitted to any other person, or relied upon by any other person or for any other purpose nor quoted nor referred to in any public document nor filed with any governmental agency or person without our prior written consent.

On the basis of, and subject to, the foregoing, we are of the opinion that:

1. The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2. Based solely upon a review of the register of members of the Company dated as of [28] January 2004, certified by the Assistant Secretary of the Company on [30] January 2004, the Common Shares are, and when transferred and paid for in accordance with the terms of the Plans the Common Shares will be, validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,
CONYERS DILL & PEARMAN
/S/ CONYERS DILL & PEARMAN